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                                                                    EXHIBIT 21.1


                      LIST OF SUBSIDIARIES OF THE COMPANY


    JPS Auto Inc.
    JPS Carpet Corp.
    JPS Converter and Industrial Corp.
    JPS Elastomerics Corp.
    International Fabrics, Inc.
    JPS Capital Corp.





All of the above-listed subsidiaries are Delaware corporations.